CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
China Xibolun Technology Holdings Corporation

We hereby consent to the use in this Form 10-K of China Xibolun Technology Holdings Corporation (formerly Dimus Partners, Inc.) for the year ended April 30, 2013 of our report dated July 12, 2012, relating to the consolidated financial statements of China Xibolun Technology Holdings Corporation for the year ended April 30, 2012, which appear in such Form 10-K.

/s/ LBB & Associates Ltd., LLP

LBB & Associates Ltd., LLP

Houston, Texas
August 12, 2013